UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2011

eBay Inc.

(Exact name of registrant as specified in its Charter)

Delaware	000-24821	77-0430924
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2145 Hamilton Avenue, San Jose, CA 95125
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (408) 376-7400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 22, 2011, eBay Inc. (“the Company”), as borrower, entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”); certain lenders named therein; Citibank, N.A. and Deutsche Bank Securities Inc., as Syndication Agents; Bank of America, N.A., HSBC Bank USA, National Association, The Royal Bank of Scotland plc and Wells Fargo Bank, N.A., as Documentation Agents; and J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as Joint Lead Arrangers and Joint Book Managers. The Credit Agreement provides for an unsecured $3.0 billion five-year revolving credit facility that includes a $300 million letter of credit sub-facility and a $100 million swingline sub-facility, with available borrowings under the revolving credit facility reduced by the amount of any letters of credit and swingline borrowings outstanding from time to time. The Company may also, subject to the agreement of the applicable lenders, increase the commitments under the revolving credit facility by up to $1.0 billion. Subject to specified conditions, the Company may designate one or more of its subsidiaries as additional borrowers under the Credit Agreement provided that the Company guarantees all borrowings and other obligations of any such subsidiaries under the Credit Agreement. As of November 22, 2011, no subsidiaries were designated as additional borrowers. Funds borrowed under the Credit Agreement may be used for working capital, capital expenditures, acquisitions and other general corporate purposes of the Company and its subsidiaries. The Credit Agreement replaced the Company’s prior $1.8 billion unsecured revolving Credit Agreement, dated as of November 7, 2006 (as amended, the “Prior Credit Agreement”), among the Company, the lenders party thereto and Bank of America, N.A., as Administrative Agent, which was terminated effective November 22, 2011.

As of November 22, 2011, no borrowings or letters of credit were outstanding under the Credit Agreement. However, the Company has a $1.0 billion commercial paper program and maintains a corresponding amount of available borrowing capacity under the Credit Agreement in order to repay commercial paper borrowings in the event the Company is unable to repay those borrowings from other sources when they become due. Accordingly, at November 22, 2011, $2.0 billion of borrowing capacity was available for other purposes permitted by the Credit Agreement.

Loans under the Credit Agreement will bear interest at either (i) the London Interbank Offered Rate (“LIBOR”) plus a margin (based on the Company’s public debt ratings) ranging from 0.625 percent to 1.125 percent or (ii) a formula based on the Agent’s prime rate, the federal funds effective rate or LIBOR plus a margin (based on the Company’s public debt ratings) ranging from zero percent to 0.125 percent. Subject to certain conditions stated in the Credit Agreement, the Company and any subsidiaries designated as additional borrowers may borrow, prepay and reborrow amounts under the revolving credit facility at any time during the term of the Credit Agreement. The Credit Agreement will terminate and all amounts owing thereunder will be due and payable on November 22, 2016, unless (a) the commitments are terminated earlier, either at the request of the Company or, if an event of default occurs, by the lenders (or automatically in the case of certain bankruptcy-related events), or (b) the maturity date is extended upon the request of the Company, subject to the agreement of the lenders. The Credit Agreement contains customary representations, warranties, affirmative and negative covenants, including a financial covenant, events of default and indemnification provisions in favor of the banks. The negative covenants include restrictions regarding the incurrence of liens, subject to certain exceptions. The financial covenant requires the Company to meet a quarterly financial test with respect to a minimum consolidated interest coverage ratio.

The banks party to the Credit Agreement and/or their affiliates have from time to time provided, and/or may in the future provide, various financial advisory, commercial banking, investment banking and other services to the Company and its affiliates, for which they received or may receive customary compensation and expense reimbursement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached as Exhibit 10.01 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the entry into the Credit Agreement and the termination of the Prior Credit Agreement is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description

10.01	Credit Agreement, dated as of November 22, 2011, by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 22, 2011	eBay Inc.

	By:	/s/ Brian H. Levey
		Name:	Brian H. Levey
		Title:	Vice President, Deputy General Counsel, and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.01	Credit Agreement, dated as of November 22, 2011, by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto

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